Exhibit 10.20

Theragenics Corporation® Short-Term Incentives

The following short-term incentives for the Executive Officers of the Company, providing for 2004 cash bonus opportunities upon the achievement of certain goals set forth below, were recommended by the Compensation Committee on May 11, 2004 and approved by the Board of Directors on June 21, 2004:

(1)	Chief Executive Officer: Target (% of Base Salary) - 50% Maximum (% of Base Salary) - 100%
(2)	Chief Financial Officer: Target (% of Base Salary) - 40% Maximum (% of Base Salary) - 80%
(3)	EVP - Strategy, Development & Acquisitions: Target (% of Base Salary) - 35% Maximum (% of Base Salary) - 70%
(4)	EVP - Organizational Development: Target (% of Base Salary) - 35% Maximum (% of Base Salary) - 70%
(5)	General Counsel: Target (% of Base Salary) - 35% Maximum (% of Base Salary) - 70%

With regard to the above, 60% of the target opportunity was tied to financial performance, evenly split (30% + 30%) between revenue and earnings per share goals. These goals were recommended by the Compensation Committee and approved by the Board. The remaining 40% of the target opportunity was tied to individual performance objectives, which were recommended by the Compensation Committee and approved by the Board. In the case of Ms. Jacobs, the financial and individual performance objectives were recommended by the Compensation Committee and approved by the independent directors of the Board.

Information regarding short-term incentives paid for 2004 and a description of the short-term incentives for 2005 are included in the Company’s Form 8-K filed February 14, 2005 and incorporated by reference herein.